Exhibit 2.25

DATE: 14 November 2014

NEWLEAD HOLDINGS LTD.

of Bermuda

hereinafter the "Company"

-and-

PALLAS MANAGEMENT LLC

of Florida

hereinafter "Pallas"

ADDENDUM NO. 1

to

the Promissory Note dated May 14th, 2014

in the amount of USD5,000,000 (United States Dollars five million)

THIS ADDENDUM No. 1 is made on the 14th day of November 2014.

BETWEEN

(1) **NEWLEAD HOLDINGS LTD.**, a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda, (hereinafter called the "**Company**"); and

(2) **PALLAS MANAGEMENT LLC**, a Florida Limited Liability corporation, with a registered address at 555 South Federal Highway 300 Boca Raton, FL 33432 (hereinafter called "**Pallas**");

(each a **Party**, together the **Parties**).

WHEREAS, pursuant to the Promissory Note dated 14th May, 2014 (the "Note") issued to Pallas pursuant to a Note Purchase Agreement of even date (hereinafter called as the same is hereby and as the same may from time to time be further amended, supplemented or varied the "**Agreement**"), the Company promises to pay to Pallas the principal amount of USD 5,000,000 (United States Dollars five million) (hereinafter the "**Principal Amount**") under the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree to amend the Note as follows:

1. The Maturity Date of the Note is deferred to November 30, 2015 (hereinafter the "**Maturity Date**").
2. The Note as amended by this Addendum represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.
3. This Addendum shall in all respects be governed by, and construed in accordance with the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed the presents on the date and year first before written.

SIGNED by:)
M. ZOLOTAS)
for and on behalf of:)
NEWLEAD HOLDINGS LTD.)
in the presence of:)

ACKNOWLEDGED by:)
)
for and on behalf of:)
PALLAS MANAGEMENT LLC)
in the presence of:)